Services Agreement

This Services Agreement (the “Agreement”) is entered into by and among:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“ALPS”);

2.	DST Systems, Inc., a Delaware corporation (“DST”) a party solely for the limited purposes set forth in this Agreement with respect to Digital Solutions;

3.	ALPS Series Trust, a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “Trust”), on behalf of the series set forth in Appendix A hereto (each a “Fund” and collectively, the “Funds”).

This Agreement is made as of March 18, 2021 with and will be effective upon commencement of operations of the Fund, which shall not be later than March 15, 2021 (the “Effective Date”).

Trust, ALPS and DST each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.       As used in this Agreement, the following terms have the following meanings:

(a) “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b) “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 25% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c) “ALPS Associates” means ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(d) “ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by ALPS in connection with its performance of the Services.

(e) “API Calls” shall mean any request or submission to the API Management Platform initiated by User activities, regardless of whether such request or submission is successful or unsuccessful.

(f) “API Management Platform” shall mean a set of DST tools for developing, securing, publishing, executing, and monitoring API Calls. Capabilities include API authentication, threat detection, traffic management, transformation, versioning, orchestration, routing, monitoring, and discovery.

(g) “Authentication Procedures” shall mean, if applicable, those procedures for authenticating Users as set forth within a DST Service Exhibit.

(h) “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(i) “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(j) “Client Data” means all data of Trust (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by Trust or Management and all output and derivatives thereof, necessary to enable ALPS to perform the Services, but excluding ALPS Property.

(k) “Confidential Information” means any information about Trust or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(l) “Control” over a Person shall mean (i) the possession, directly or indirectly, of more than 50% of the voting power to elect directors, in the case of a Person that is a corporation, or members of a comparable governing body, in the case of a limited liability company, firm, joint-venture, association or other entity, in each case whether through the ownership of voting securities or interests, by contract or otherwise and (ii) with respect to a partnership, a general partner thereof or a Person having management rights comparable to those of a general partner shall be deemed to control such Person. The terms “Controlling” and “Controlled” shall have corollary meanings.

(m) “Data Supplier” means a supplier of Market Data.

(n) “Digital Solutions Options” shall mean the series of edits and instructions provided by Trust to DST in writing, through which Trust specifies its instructions for Transactions available through the various Digital Solutions Services, e.g., minimum and maximum purchase, redemption and exchange amounts.

(o) “Digital Solutions Services” shall mean the services provided by DST utilizing FAN, the DST Web Site, the Internet, and other software, equipment and systems provided by DST and telecommunications carriers and firewall providers, whereby Transactions may be requested in each Fund by Users accessing the DST Web Site via the Internet.

(p) “DST Associates” means DST and each of its Affiliates, and their respective members, shareholders, directors, officers, partners, employees, agents, successors or assigns.

(q) “DST Web Site” shall mean the collection of electronic documents or pages residing on DST’s computer system, linked to the Internet and accessible through the World Wide Web, where the Transaction data fields and related screens provided by DST may be viewed by Users who access such site.

(r) “DST Service Exhibit” shall mean the service exhibit attached hereto as Appendix B-1 which outlines the particular Digital Solutions Services to be provided by DST to Trust.

(s) “DST Statement of Work” shall mean the statement of work attached hereto as Appendix B-2.

(t) “FAN” shall mean the DST Financial Access Network, a DST computer and software system that provides an interface between the Internet and public data network service providers and the transfer agency systems of Funds for the purposes of communicating Fund data and information and Transaction requests.

(u) “Governing Documents” means the constitutional documents of an entity and, with respect to Fund, all minutes of meetings of the board of directors or analogous governing body and of shareholders meetings, and any registration statements, offering memorandum, subscription materials, board or committee charters, policies and procedures, investment advisory agreements, other material agreements, and other disclosure or operational documents utilized by Trust in connection with its operations, the offering of any of its securities or interests to investors, all as amended from time to time.

(v) “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(w) “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(x) “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(y) “Management” means the Trust’s officers, directors, employees, and then current Fund investment adviser and sub-advisor(s) (if any), including any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(z) “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(aa) “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(bb) “Services” means the services listed in Schedule A-1.

(cc) “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

(dd) “Transactions” shall mean account inquiries, purchases, redemptions, exchanges and other transactions offered through Digital Solutions Services as specified in each DST Service Exhibit.

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(ee) “User(s)” shall mean record owners or authorized agents of record owners of shares of a Fund, including brokers, investment advisors and other financial intermediaries or the other Persons authorized to access a particular Digital Solutions Service pursuant to the terms of a DST Service Exhibit.

1.2.       Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.       Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.       Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include”, when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.       The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.       Subject to the terms of this Agreement, ALPS or DST, as applicable, will perform the Services set forth in Schedule A-1 for Trust. ALPS and DST, as applicable, shall be under no duty or obligation to perform any service except as specifically listed in Schedule A-1 or take any other action except as specifically listed in Schedule A-1or this Agreement, and no other duties or obligations, including, valuation related, fiduciary or analogous duties or obligations, shall be implied. Trust requests to change the Services, including those necessitated by a change to the Governing Documents of Trust or a changes in applicable Law, will only be binding on ALPS or DST, as applicable, when they are reflected in an amendment to Schedule A-1.

2.2.       Trust agrees to pay, the fees, charges and expenses set forth in Schedule B and subject to the terms of this Agreement.

2.3.       With respect to Digital Solutions Services, DST may change any of the fees and charges related to such Services upon thirty (30) days written notice to Trust. All fees and charges shall be billed by DST monthly and paid within thirty (30) days of receipt of DST’s invoice. Amounts billed but not paid on a timely basis and not being disputed by Trust in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Trust shall be responsible for and DST shall be entitled to recover the costs of collecting unpaid fees and charges, including without limitation reasonable attorneys’ fees.

2.4.       In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by ALPS to one or more of its Affiliates or other Persons (and any required Trust consent to such delegation shall not be unreasonably revoked or withheld in respect of any such delegations), provided that such Persons are selected in good faith and with reasonable care and are monitored by ALPS. If ALPS delegates any Services, (i) such delegation shall not relieve ALPS of its duties and obligations hereunder, (ii) in respect of Personal Data, such delegation shall be subject to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of ALPS, and (iii) if required by applicable Law, ALPS will identify such agents and the Services delegated and will update Trust when making any material changes in sufficient detail to enable Trust to object to a particular arrangement.

2.5.       On each January 1 (pro-rated for a previous partial year), all fees for the following year shall be increased by the amount the last published US Consumer Price Index – All Urban Consumers - U.S. City Average - All Items compiled by the US Bureau of Labor Statistics (“CPI-U”) has increased since the CPI-U that was published immediately before January 1 of the previous year, plus three percent (US CPI + 3%). In the absence of CPI-U being published, the Parties shall agree in writing to use another index that most closely resembles CPI-U.

3.	Responsibilities

3.1.       The management and control of Trust are vested exclusively in the Trust. The Trust and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of Trust/Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, Trust shall:

(a) Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of Trust/Fund.

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(b) Evaluate the accuracy and accept responsibility for the results of the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform ALPS of any errors it is in a position to identify.

(c) Provide, or cause to be provided, and accept responsibility for, valuations of Fund’s assets and liabilities in accordance with Trust/Fund’s written valuation policies.

(d) Provide ALPS with timely and accurate information including trading and Trust investor records, valuations and any other items required by ALPS in order to perform the Services and its duties and obligations hereunder.

3.2.       The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by ALPS as a support function to Trust/Fund and do not limit or modify Trust’s/Fund’s responsibility for determining the value of Fund’s assets and liabilities.

3.3.       Trust is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Trust’s responsibility to provide all final Trust Governing Documents as of the Effective Date. Fund will notify ALPS in writing of any changes to the Trust Governing Documents that may materially impact the Services and/or that affect Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. ALPS is not responsible for monitoring compliance by Trust or Management with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.       In the event that Market Data is supplied to or through ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by Trust in connection with the Services and (ii) not be disseminated by Trust or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice. Notwithstanding anything in this Agreement to the contrary, neither ALPS nor any Data Supplier shall be liable to Trust or any other Person for any Losses with respect to Market Data, reliance by ALPS Associates or Trust on Market Data or the provision of Market Data in connection with this Agreement.

3.5.       Trust shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to ALPS, all Client Data and the then most current version of all Fund Governing Documents and any other material agreements relating to the Fund. Trust shall arrange with each such Person to deliver such information and materials on a timely basis, and ALPS will not be required to enter any agreements with that Person in order for ALPS to provide the Services.

3.6.       Notwithstanding anything in this Agreement to the contrary, so long as they act in good faith, ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications of whatever nature received by ALPS Associates in connection with the performance of the Services and ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7.       Notwithstanding anything in this Agreement to the contrary, if ALPS is in doubt as to any action it should or should not take in its provision of Services, ALPS Associates may request directions, advice or instructions from the Trust, or as applicable, its Management, custodian or other service providers. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Trust will make available to and ALPS Associates may request advice from counsel for any of the Trust/Fund, the Trust’s independent board members, or the Fund’s Management (including its investment adviser or sub-adviser), each at the Trust/Fund’s expense.

3.8.       Trust agrees that, to the extent applicable, if officer position(s) are filled by ALPS Associates, such ALPS Associate(s) shall be covered by the Trust’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Trust shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Trust on substantially the same terms as such coverage is provided for the other persons serving as officers of the Trust after such persons are no longer officers of the Trust; or (iii) continued in the event the Trust merges or terminates, on substantially the same terms as such coverage is continued for the other Trust officers (but, in any event, for a period of no less than six years). The Trust shall provide ALPS with proof of current coverage, including a copy of the Policy, and shall notify ALPS immediately should the Policy be cancelled or terminated.

4.	Term

4.1.       The initial term of this Agreement will be from the Effective Date through March 31, 2024 (“Initial Term”). Thereafter, this Agreement will automatically renew for two successive terms of two (2) years each, and subsequently automatically renew for a one (1) year term thereafter, unless either ALPS or Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term (such periods, in the aggregate, the “Term”).

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5.	Termination

5.1.       ALPS or the Trust also may, by written notice to the other, terminate this Agreement if any of the following events occur:

(a)       The other Party breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the non-breaching Party gives the other Party written notice of such breach.

(b)       The other Party (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding, (iv) where the other Party is the Trust, if either becomes subject to a material Action or an Action that ALPS reasonably determines could cause ALPS reputational harm, or (v) where the other Party is the Trust, material changes in Trust’s Governing Documents or the assumptions set forth in Schedule B are determined by ALPS, in its reasonable discretion, to materially affect the Services or to be materially adverse to ALPS.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.2.       If more than one Fund is subject to this Agreement:

(a)       This Agreement will terminate with respect to a particular Fund because that Fund is ceasing operations or liquidating as of cessation or liquidation, but that Fund will remain responsible for the greater of the fees payable under this Agreement with respect to that Fund through (i) the remainder of the Initial Term or then current successive term or (ii) 90 calendar days after termination, which fees shall be payable in a lump sum upon notice of the cessation or liquidation.

(b)       Management is authorized to terminate this Agreement with respect to each Fund and to enter into the termination-related agreements and amendments on behalf of any terminated Fund contemplated by Section 5.3, in each case without any further action of the terminated Fund or any other Fund.

5.3.       Upon delivery of a termination notice, subject to the receipt by ALPS of all then-due fees, charges and expenses, ALPS shall continue to provide the Services up to the effective date of the termination notice; thereafter, ALPS shall have no obligation to perform any services of any type unless and to the extent set forth in an amendment to Schedule A-1 executed by ALPS and/or DST. In the event of the termination of this Agreement, ALPS shall provide exit assistance by promptly supplying requested Client Data to the Trust, or any other Person(s) designated by such entities, in formats already prepared in the course of providing the Services; provided that all fees, charges and expenses have been paid, including any minimum fees set forth in Schedule B for the balance of the unexpired portion of the Term. In the event that Trust wishes to retain ALPS to perform additional transition or related post-termination services, including providing data and reports in new formats, the Trust and ALPS or DST, as applicable, shall agree in writing to the additional services and related fees and expenses in an amendment to Schedule A-1 and/or Schedule B, as appropriate.

5.4.       Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.2., 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by ALPS for Trust after the termination of this Agreement all of the provisions of this Agreement except Schedule A-1 shall survive the termination of this Agreement for so long as those services are performed.

6.	Limitation of Liability and Indemnification

6.1.       Notwithstanding anything in this Agreement to the contrary, ALPS Associates shall not be liable to Trust for any action or inaction of any ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of ALPS in the performance of ALPS’s duties or obligations under this Agreement. Under no circumstances shall ALPS Associates be liable to Trust for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Trust shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by Trust on a quarterly basis prior to the final disposition of such matter upon receipt by Trust of an undertaking by ALPS to repay such amount if it shall be determined that an ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of ALPS Associates to Trust for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by that Trust/Fund to ALPS under this Agreement for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

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7.	Representations and Warranties

7.1.       Each Party represents and warrants to each other Party that:

(a)       It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)       Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)       It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)       The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.       Trust represents and warrants to ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of Trust and other corporate actions thereof; (ii) it is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the “Organizational Documents”) to enter into and perform this Agreement; (iv) the Board of Directors or Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify ALPS of (1) any Action against it and (2) changes (or pending changes) in applicable Law with respect to Fund that are relevant to the Services.

8.	Client Data

8.1.       Trust (i) will provide or ensure that other Persons provide all Client Data to ALPS in an electronic format that is acceptable to ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between ALPS and Trust, all Client Data shall remain the property of the Trust to which such Client Data relate. Client Data shall not be used or disclosed by ALPS other than in connection with providing the Services and as permitted under Section 11.2. ALPS shall be permitted to act upon instructions from Management with respect to the disclosure or disposition of Client Data related to Trust, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.       ALPS shall maintain and store material Client Data used in the official books and records of Trust for a rolling period of 7 years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies.

9.	Data Protection

9.1.       From time to time and in connection with the Services ALPS may obtain access to certain personal data from Fund or from Fund investors and prospective investors. Personal data relating to Trust and its Affiliates, members, shareholders, directors, officers, partners, employees and agents and of Trust investors or prospective investors will be processed by and on behalf of ALPS. Trust consents to the transmission and processing of such data outside the jurisdiction governing this Agreement in accordance with applicable Law.

10.	ALPS Property

10.1.       ALPS Property is and shall remain the property of ALPS or, when applicable, its Affiliates or suppliers. Neither Trust nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any ALPS Property, except as specifically set forth herein. Trust shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by ALPS to receive the same, any information concerning the ALPS Property and shall use reasonable efforts to prevent any such disclosure.

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11.	Confidentiality

11.1.      Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.      Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. Trust shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of ALPS, to Trust and each ALPS Associate, Fund Representative, investor, Trust or Management, bank or broker, Fund or Management counterparty or agent thereof, or payment infrastructure provider who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.      Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.      ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the Services.

11.5.      Upon the prior written consent of the Management or Trust, ALPS shall have the right to identify Trust or Management in connection with its marketing-related activities and in its marketing materials as a client of ALPS. Upon the prior written consent of ALPS, Trust or Management shall have the right to identify ALPS and to describe the Services and the material terms of this Agreement in the offering documents of Fund. This Agreement shall not prohibit ALPS from using any Trust/Fund or Management data (including Client Data) in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither Trust nor Management is named in such public statements without its prior written consent. If the Services include the distribution by ALPS of notices or statements to investors, ALPS may, upon advance notice to Trust, include reasonable notices describing those terms of this Agreement relating to ALPS and its liability and the limitations thereon; if investor notices are not sent by ALPS but rather by Trust or some other Person, Trust will reasonably cooperate with any request by ALPS to include such notices. Trust shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that ALPS is (i) providing valuations with respect to the securities, products or services of Trust or Management, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of Trust or Management, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to Trust, Management or any of their respective assets, investors or customers.

12.	Notices

12.1.      Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier; (v) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

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If to ALPS:

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to Trust:

ALPS Series Trust

1290 Broadway, Suite 1000

Denver, CO 80203

Attn: Secretary

Facsimile: (303) 623-7850

Telephone: (303) 623-2577

If to DST:

DST Systems, Inc.

333 West 11th Street

Kansas City, MO 64105

Attention: Legal Department

13.	Miscellaneous

13.1.      Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No ALPS Associate has authority to bind ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.      Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by Trust, in whole or in part, whether directly or by operation of Law, without the prior written consent of ALPS. ALPS may assign or otherwise transfer this Agreement: (i) to a successor in the event of a change in control of ALPS, (ii) to an Affiliate or (iii) in connection with an assignment or other transfer of a material part of ALPS’s business. Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.

13.3.      Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. Each Party submits to the exclusive jurisdiction of such courts and waives to the fullest extent permitted by Law all rights to a trial by jury.

13.4.      Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.      Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of ALPS Associates related to the Services and the subject matter of this Agreement, and no ALPS Associate shall have any liability to Trust or any other Person for, and Trust hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.      Force Majeure. ALPS will not be responsible for any Losses of property in ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

With respect to Digital Solutions Services, Trust acknowledges that the Internet is not a secure organized or reliable environment, and that the ability of DST to deliver Digital Solutions Services is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers and encryption system developers and other vendors and third parties which are outside the control of DST. DST shall not be liable for any delays or failures to perform any of its obligations hereunder to the extent that such delays or failures are due to circumstances beyond its reasonable control, including acts of God, strikes, riots, terrorist acts, acts of war, power failures, functions or malfunctions of the Internet, telecommunications services (including wireless), firewalls, encryption systems and security devices, or governmental regulations imposed after the date of this Agreement.

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13.7.      Non-Exclusivity. The duties and obligations of ALPS hereunder shall not preclude ALPS from providing services of a comparable or different nature to any other Person. Trust understands that ALPS may have relationships with Data Suppliers and providers of technology, data or other services to Trust and ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.      No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.      No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, neither Trust nor Management will directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of ALPS or its Affiliates without the consent of ALPS; provided, however, that the foregoing shall not prevent Trust or Management from soliciting employees through general advertising not targeted specifically at any or all ALPS Associates. If Trust or Management employs or engages any ALPS Associate during the term of this Agreement or the period of 12 months thereafter, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to ALPS.

13.10.    No Warranties. Except as expressly listed herein, ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.    Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.    Testimony. If ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of Fund in any Action to which Trust or Management is a party or otherwise related to Trust, Trust shall reimburse ALPS for all costs and expenses, including the time of its professional staff at ALPS’s standard rates and the cost of legal representation, that ALPS reasonably incurs in connection therewith.

13.13.    Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to ALPS Associates and Data Suppliers.

13.14.    Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

*         *        *

This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		ALPS SERIES TRUST, on behalf of Hillman Value Fund

By:	/s/ Mike Sleightholme	By:	/s/ Bradley J. Swenson

Name:	Mike Sleightholme	Name:	Bradley J. Swenson

Title:	Authorized Representative	Title:	President

DST SYSTEMS, INC., a limited purpose Party as set forth in the Agreement

By:	/s/ Mike Sleightholme

Name:	Mike Sleightholme

Title:	President

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Schedule A-1

Services

General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	Trust acknowledges that ALPS’s and DST’s ability, as applicable, to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

●	Trust, Management and other Persons that are not employees or agents of ALPS or DST whose cooperation is reasonably required for the ALPS or DST to provide the applicable Services providing cooperation, information and, as applicable, instructions to ALPS or DST, as applicable, promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

●	The communications systems operated by Trust, Management and other Persons that are not employees or agents of ALPS or DST remaining fully operational.

●	The accuracy and completeness of any Client Data or other information provided to ALPS or DST Associates in connection with the Services by any Person.

●	Trust and Management informing ALPS or DST, as applicable, on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

●	Any warranty, representation, covenant or undertaking expressly made by Trust under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

●	ALPS’s or DST’s (as applicable) timely receipt of the then most current version of Trust Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and ALPS Web Portal and other application User information.

Services to be Provided - ALPS

1.	The following Services will be performed by ALPS under this Agreement and, as applicable, are contingent on the performance by Fund of its duties and obligations otherwise contained in this Agreement.

Fund Administration

●	Prepare annual and semi-annual financial statements

■	Utilizing templates for standard layout and printing

●	Prepare Forms N-CEN, N-CSR, N-Q/N-PORT*, and 24f-2

●	File Forms N-CEN, 24f-2, and N-PORT* with the SEC

●	Host annual audits

●	Prepare required reports for quarterly Board meetings

●	Monitor expense ratios

●	Maintain budget vs. actual expenses

●	Manage fund invoice approval and bill payment process

●	Assist with placement of Fidelity Bond and E&O insurance

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*	The Services will cover the preparation and filing of Form N-Q until this form is replaced by the requirement that the Fund begin to file Form N-PORT.

Fund Accounting

●	Calculate monthly NAVs as required by the Trust and in conformance with generally accepted accounting principles (“GAAP”), SEC Regulation S-X (or any successor regulation) and the Internal Revenue Code

●	Transmit net asset values to the advisor, NASDAQ, Transfer Agent & other third parties

●	Reconcile cash & investment balances with the custodian

●	Provide data and reports to support preparation of financial statements and filings

●	Prepare required Fund Accounting records in accordance with the 1940 Act

●	Obtain and apply security valuations as directed and determined by the Fund consistent with the Fund’s pricing and valuation policies

●	Participate, when requested, in Fair Value Committee meetings as a non-voting member

●	Calculate monthly SEC standardized total return performance figures

●	Coordinate reporting to outside agencies including Morningstar, etc.

Tax Administration

●	Calculate dividend and capital gain distribution rates

●	Prepare ROCSOP and required tax designations for Annual Report

●	Prepare and coordinate filing of income and excise tax returns

■	Audit firm to sign all returns as paid preparer

●	Calculate/monitor book-to-tax differences

●	Provide quarterly Subchapter M compliance monitoring and reporting

●	Provide tax re-allocation data for shareholder 1099 reporting

Legal Administration

●	Coordinate annual update to prospectus and statement of additional information

●	Coordinate standard layout and printing of prospectus

●	File Forms N-CSR and N-PX

●	Coordinate EDGARization and filing of SEC documents

●	Compile and distribute quarterly board meeting materials (electronically)

●	Attend quarterly board meetings telephonically and prepare initial drafts of quarterly meeting minutes

Compliance Administration

●	Perform daily prospectus & SAI, SEC investment restriction monitoring

●	Provide warning/Alert notification with supporting documentation

●	Provide quarterly compliance testing certification to Board of Trustees

Transfer Agency

●	Establish and maintain shareholder accounts

●	Process and record purchase and redemption orders

●	Process dividends and capital gain distributions

●	Perform NSCC processing

●	Produce and mail confirmations and account statements

●	Process year-end shareholder tax reporting

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●	Perform required AML and CIP services

●	Provide client branded investor site

●	Maintain and coordinate Blue Sky registration

Investor Services

●	Handle 800-line phone calls on recorded lines

●	Coordinate daily fulfillment process

●	Compile monthly reports on call statistics

●	Provide client branded investor account access site

Fund CCO Services

●	Provide qualified Fund CCO and supporting Compliance staff

●	Create Fund Compliance Program

●	Conduct onsite, service provider due diligence visits

●	Present quarterly & annual Compliance reports to Board of Trustees

●	Reportable Compliance issues, material changes in procedures, initiatives and events

●	Provide the board with Annual Risk Assessment

●	Diverse product knowledge (Open-End, Closed-End, ETFs, UITs, Interval)

●	Offer independence from Adviser

●	Apply industry best practice via direct exposure

■	Advisers/sub-advisers

■	Service Providers

■	Custodians

■	Fund and Trustee Counsel

■	Board of Directors

■	Regulatory Exams

●	Ongoing collaboration across team of CCO’s benefits client base

SS&C Client Portal

●	Document Management/Sharing

●	Initiate requests or provide feedback

●	Retrieval of current and up to 15 months of historical reports

●	Access to daily fund accounting data and static reports

●	Portfolio compliance alerting with drill-down capability

●	Portfolio data warehouse with reporting engine

●	Investor data warehouse with ad hoc query builder

●	Investor document image retrieval (i.e. correspondence, applications, checks)

●	Sales and advertising workflow that connects client, compliance analyst and FINRA through an entire review process

●	Selling agreement review

●	Trustee access that facilitates access to board materials and other relevant document

●	Printed material fulfillment requests (i.e. prospectuses, annual reports, applications)

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Services to be Provided - DST

DST Digital Solutions Services (services description and terms set forth in Schedule A-2, Appendix B-1 and Appendix B-2)

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Schedule A-2

Additional Terms Applicable to Services

Additional Terms Applicable to the Services - Generally

1.	The Trust acknowledges that ALPS may rely on and shall have no responsibility to validate the existence of assets reported by the Fund, its Management, the Fund’s custodian or other Fund service provider, other than ALPS’ completion of a reconciliation of the assets reported by the parties. The Trust acknowledges that it is the sole responsibility of the Fund to validate the existence of assets reported to ALPS. ALPS may rely, and has no duty to investigate the representations of the Fund, its Management, the Fund’s custodian or other Fund service provider.

2.	ALPS shall utilize one or more pricing services, as directed by the Trust/Fund. The Trust shall identify in writing to ALPS the pricing service(s) to be utilized on behalf of the Fund. For those securities where prices are not provided by the pricing service(s), the Fund shall approve the method for determining the fair value of such securities and shall determine or obtain the valuation of the securities in accordance with such method and shall deliver to ALPS the resulting price(s). In the event the Fund desires to provide a price that varies from the price provided by the pricing service(s), the Fund shall promptly notify and supply ALPS with the valuation of any such security on each valuation date. All pricing changes made by the Fund will be provided to ALPS in writing or e-mail and must specifically identify the securities to be changed by security identifier, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

Additional Terms Applicable to the Services – Modern Data Services

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the following Services (the listed Services known as “Modern Data Services”):

●	Liquidity Risk Management (“LRM”) support services

●	Preparation and Filing of Form N-PORT and Form N-CEN

1.	In connection with completion of the Modern Data Services, Market Data may be supplied to the Fund through an ALPS Associate(s) or directly by a Data Supplier (for the purposes of this appendix, Data Supplier shall include the Data Supplier’s third party suppliers). Any Market Data being provided to a Fund by ALPS or a Data Supplier is being supplied for the sole purpose of assisting the completion of the Modern Data Services. Accordingly, the Fund acknowledges that Market Data is proprietary to ALPS Associates and/or the Data Suppliers and is provided on a limited internal-use license basis. Market Data may not be disseminated by the Fund to any other affiliated or non-affiliated entity, used to populate internal systems or to create a historical database, or for any other purpose in lieu of Fund obtaining a data license from ALPS Associates or Data Supplier, as applicable. The Fund accepts responsibility for, and acknowledges it exercises its own independent judgment in, the selection of the Data Supplier(s) to provide the Market Data, its selection of the use or intended use of such, and any results obtained. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice to Fund.

2.	The Trust acknowledges that (i) the Market Data is intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning characteristics of certain securities; and (ii) the Data Supplier and/or ALPS Associate(s), as applicable, holds all title, license, copyright or similar intellectual property rights in the Market Data.

3.	No ALPS Associate or Data Supplier will have any liability for errors, omissions or malfunctions in the Market Data, except that ALPS will endeavor, upon receipt of notice from the Trust/Fund, to correct a malfunction, error, or omission in the Market Data utilized in the Modern Data Services that is identified by Fund.

4.	Notwithstanding anything in this Agreement to the contrary, no ALPS Associate nor Data Supplier shall be liable to Trust or any other Person for any Losses related, directly or indirectly, to the Market Data, the provision of (or failure to provide) the Market Data, and/or the reliance by an ALPS Associate(s), Fund or any other Person on such Market Data. Further, the Trust shall indemnify all ALPS Associates and applicable Data Suppliers against, and hold such ALPS Associates and Data Suppliers harmless from, any and all Losses (including legal fees and costs to enforce this provision), that any ALPS Associate(s) or Data Provider suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties arising out of or related to the Market Data or any data, information, service, report, analysis or publication derived therefrom.

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5.	Notwithstanding anything in this Agreement to the contrary, as it relates to the provision of the Modern Data Services, no ALPS Associate nor Data Supplier shall be liable for (i) any special, indirect or consequential damages (even if advised of the possibility of such), (ii) any delay by reason of circumstances beyond its control, including acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdown, flood or catastrophe, acts of God, insurrection, war, riots, or failure beyond its control of transportation or power supply, or (iii) any claim that arose more than one year prior to the institution of suit therefor.

6.	THE TRUST ACCEPTS THE MARKET DATA AS IS AND NO ALPS ASSOCIATE OR ANY DATA SUPPLIER MAKE ANY WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY, FITNESS OR ANY OTHER MATTER RELATED TO THE MARKET DATA.

Additional Terms Applicable to the Services – Digital Solutions

In addition to the terms and conditions of the Agreement, the below terms and conditions apply to the provision of the Digital Solutions Services.

1.	Selection of additional services of DST.

(a)	DST and/or its Affiliates may perform additional services for Trust from time to time as may be agreed upon by the parties pursuant to the terms of a mutually acceptable Statement of Work (“SOW”), if any (the “Professional Services”). In most cases, the Professional Services will be performed in connection with a specific DST Service Exhibit under this Agreement. If such Professional Services require DST to perform work at Trust s location, then Trust shall supply DST personnel with suitable workspace, desks, and other normal office equipment, support and supplies, which may be necessary in connection with such Professional Services.

(b)	The parties may agree upon a change to a SOW (“Change Order”); provided, however, no such change shall be binding upon either party unless and until such a Change Order has been mutually agreed in writing and signed by an authorized representative of Trust.

(c)	DST shall own all updates, software, software enhancements, documentation, technical notes, tangible and intangible property, and work products required to be delivered and/or produced or created by DST or its Affiliates in connection with the Services provided under a SOW (“Deliverables”). Notwithstanding anything to the contrary, the parties recognize that from time to time Trust ay, under this Agreement, disclose to DST certain business or technical requirements and specifications on which DST or its Affiliates shall partly rely to design, structure or develop the Deliverable. Provided that, as developed, such Deliverable contains no identifiable Trust Confidential Information, (i) Trust hereby consents to DST’s and its Affiliates’ use of such Trust provided business or technical requirements and specifications to design, to structure or to determine the scope of such Deliverable or to incorporate into such Deliverable and that any such Deliverable, regardless of who paid for it, shall be, and shall remain, the sole and exclusive property of DST and its Affiliates and (ii) Trust hereby grants DST and its Affiliates a perpetual, nonexclusive license to incorporate and retain in such Deliverables Trust provided business or technical requirements and specifications. All Trust Confidential Information shall be and shall remain the property of Trust.

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2.	DST Responsibilities. During the Term and subject to the provisions of this Agreement, DST shall, at its expense (unless otherwise provided for herein) perform the Digital Solutions Services as described in each DST Service Exhibit, including provision of all computers, telecommunications connectivity and equipment reasonably necessary at its facilities to operate and maintain FAN and the DST Web Site.

3.	Trust Responsibilities. During the Term and subject to the provisions of this Agreement, Trust shall at its expense (unless otherwise provided for herein) fulfill, or cause to be fulfilled by the Funds or otherwise, Trust obligations, if any, set forth in each DST Service Exhibit to this Agreement.

4.	Change in Designated Funds. Upon thirty (30) days prior notice to DST, Trust may change the Funds designated to participate in Digital Solutions Services by delivering to DST, in writing, a revised list of participating Funds.

5.	Digital Solutions Options. Trust is responsible for establishing implementation procedures and options available for each Digital Solutions Service, as specified in the applicable DST Service Exhibit.

6.	Anonymized Data. Notwithstanding anything in this Agreement, DST and its third party vendors may collect and use, any such data, text, and files that pass through and/or may be generated by the Trust’s use of the Digital Solutions Services in anonymized format. For clarity, such anonymized data will not include any of Trust’s Confidential Information. DST or its third party vendors may also review Trust’s Authorized Users and API Call usage amounts, as applicable, for billing and internal business use.

7.	Invoicing; Fee Increases. DST may change any of the fees and charges provided for in this Agreement upon thirty (30) days written notice to Trust. All fees and charges shall be billed by DST monthly and paid within thirty (30) days of receipt of DST’s invoice. Amounts billed but not paid on a timely basis and not being disputed by Trust in good faith shall accrue late fee charges equal to the lesser of one and one-half percent (1 1/2%) per month or the maximum rate of interest permitted by law, whichever is less, until paid in full. Trust shall be responsible for and DST shall be entitled to recover the costs of collecting unpaid fees and charges, including without limitation reasonable attorneys’ fees.

8.	Proprietary Rights. Trust acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, templates, screen and file formats, interface formats or protocols, and development tools and instructions, trade secrets, proprietary information or distribution and communication networks of DST. Any software, interfaces, interface formats or protocols developed by DST shall not be used by Trust for any purposes other than utilizing Digital Solutions Services pursuant to this Agreement or to connect Trust to any transfer agency system or any other Person without DST’s prior written approval. Trust also agrees not to take any action which would mask, delete or otherwise alter any DST on-screen disclaimers (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by DST from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

9.	No Other Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, THE DIGITAL SOLUTIONS SERVICES AND ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AGREEMENT AND ITS EXHIBITS ARE PROVIDED “AS-IS,” ON AN “AS AVAILABLE” BASIS, AND DST HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING SERVICES PROVIDED BY DST HEREUNDER, INCLUDING ANY IMPLIED WARRANTY OF TITLE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

10.	Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, neither DST nor any DST Associate shall be liable to Trust for any action or inaction of any DST Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence, willful misconduct or fraud of DST in the performance of DST’s duties or obligations under this Agreement. Under no circumstances shall DST Associates be liable to Trust for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. Trust shall indemnify, defend and hold harmless DST and DST associates from and against Losses that DST and the DST Associates suffer, incur, or pay as a result of any Third Party Claim or Claim among the Parties. Any expenses (including legal fees and costs) incurred by DST in defending or responding to any Claims (or in enforcing this provision) shall be paid by Trust on a quarterly basis prior to the final disposition of such matter upon receipt by Trust of an undertaking by DST to repay such amount if it shall be determined that a DST Associate is not entitled to be indemnified. The maximum amount of cumulative liability of DST to Trust and for Losses arising out of the subject matter of, or in any way related to, this Agreement shall not exceed the fees paid by Trust to DST under the applicable DST Service Exhibit for the most recent 12 months immediately preceding the date of the event giving rise to the Claim.

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11.	DST Confidential Information. Trust acknowledges and agrees that the terms and conditions of this Agreement, FAN (including by way of example and without limitation all processes, algorithms, designs, techniques, code, screen and data formats, interface formats and protocols, and structures contained or included therein) and other information obtained by them concerning the other software, software applications, equipment configurations, and business of DST (the “DST Confidential Information”) is confidential and proprietary to DST. Trust further agrees to use the DST Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the DST Confidential Information and not to disclose the DST Confidential Information, or any part thereof, to any other person, firm or corporation, provided, however, that if Trust becomes compelled or is ordered to disclose DST Confidential Information whether (i) by a court order or governmental agency order which has jurisdiction over the Parties and subject matter, or (ii) in the opinion of its legal counsel, by law, regulation or the rules of a national securities exchange to disclose any DST Confidential Information, Trust will, except as may be prohibited by law or legal process, provide DST with prompt written notice of such request or order. Trust acknowledges that disclosure of the DST Confidential Information may give rise to an irreparable injury to DST inadequately compensable in damages. Accordingly, DST may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. Trust consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, Trust’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

12.	Trust Confidential Information. DST acknowledges and agrees that the terms and conditions of this Agreement, any information obtained by DST concerning the software and software applications (including by way of example and without limitation all data in the Files and algorithms, designs, techniques, code, screen and data formats and structures contained or included therein), equipment configurations, personal information regarding the customers and consumers of Trust and business of Trust (the “Trust Confidential Information”) is confidential and proprietary to Trust. DST hereby agrees to use the Trust Confidential Information only as permitted by this Agreement, to maintain the confidentiality of the Trust Confidential Information and not to disclose the Trust Confidential Information, or any part thereof, to any other person, firm or corporation, provided, however, that if DST becomes compelled or is ordered to disclose Trust Confidential Information whether (i) by a court order or governmental agency order which has jurisdiction over the Parties and subject matter, or (ii) in the opinion of its legal counsel, by law, regulation or the rules of a national securities exchange to disclose any Trust Confidential Information, DST will, except as may be prohibited by law or legal process, provide Trust with prompt written notice of such request or order.

DST acknowledges that disclosure of the Trust Confidential Information may give rise to an irreparable injury to Trust inadequately compensable in damages. Accordingly, Trust may seek (without the posting of any bond or other security) injunctive relief against the breach of the foregoing undertaking of confidentiality and nondisclosure, in addition to any other legal remedies which may be available. DST consents to the obtaining of such injunctive relief and in any proceeding upon a motion for such injunctive relief, DST’s ability to answer in damages shall not be interposed as a defense to the granting of such injunctive relief.

13.	Consumer Privacy. Trust and DST shall each comply with applicable U.S. laws, rules and regulations relating to privacy, confidentiality, security, data security and the handling of personal financial information applicable to it that may be established from time to time, including but not limited to the Gramm-Leach-Bliley Act and Securities and Exchange Commission Regulation S-P (17 CFR Part 248) promulgated thereunder.

14.	Limitations; Survival. The provisions related to Confidentiality shall not apply to any information if and to the extent it was (i) independently developed by the receiving Party as evidenced by documentation in such Party’s possession, (ii) lawfully received by it free of restrictions from another source having the right to furnish the same, (iii) generally known or available to the public without breach of this Agreement by the receiving Party or (iv) known to the receiving Party free of restriction at the time of such disclosure. The Parties agree that immediately upon termination of this Agreement, without regard to the reason for such termination, the Parties shall forthwith return to one another all written materials and computer software which are the property of the other Party. All of the undertakings and obligations relating to confidentiality and nondisclosure in this Agreement shall survive the termination or expiration of this Agreement for a period of ten (10) years.

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Notwithstanding the foregoing, each Party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it; provided, however, that it shall (i) first notify the other of such request or requirement, or use in defense, unless such notice is prohibited by statute, rule or court order; and (ii) at the other Party’s expense, cooperate in the other Party’s efforts to file a motion to quash or similar procedural step to frustrate the production or publication of information. Nothing herein shall require either Party to fail to honor a subpoena, court or administrative order or requirement on a timely basis. Each Party shall cooperate with the other in an effort to limit the nature and scope of any legally required disclosure of Confidential Information.

Notwithstanding the foregoing, the Parties agree that, in the course of performance under this Agreement, DST and its employees may gain or enhance its general knowledge, skills, and experience (including ideas, concepts, know-how, and techniques) related to the business of the Trust (collectively referred to as “General Knowledge”). The use of General Knowledge by the DST and its employees will not constitute a breach of this Agreement; provided that such General Knowledge is retained in the unaided memories of the employees of DST. Notwithstanding anything to the contrary, DST and its employees may not disclose, publish, or disseminate any of the following: (i) information or data supplied in confidence by or on behalf of Trust to DST, including (1) Trust Confidential Information that is in written or other tangible form and is marked as proprietary or confidential, and (2) Trust Confidential Information that is disclosed in non-tangible form and is identified as proprietary or confidential at the time of the disclosure; (ii) the source of the General Knowledge; or (iii) the business plans of the Trust.

15.	Subcontractors. Certain functionalities delivered as part of the Digital Solutions Services may require services from subcontractors or third party vendors. DST may, without further consent from Trust, engage an onshore or offshore subcontractor, third party vendor, or affiliate of DST to perform the Digital Solutions Services. For clarification, DST may subcontract any portion of the Digital Solutions Services to Affiliates of DST or to consultants, subcontractors and third party vendors, including, by way of example, software developers and/or cloud hosting service providers. DST may use subcontractors or third party vendors in connection with providing the Digital Solutions Services under this Agreement and applicable DST Service Exhibits provided, upon Trust’s request, DST shall provide a list summarizing such third parties that may be used by DST and aspects of the Digital Solutions Services that may be provided. The Digital Solutions Services performed by any such subcontractors shall be subject to the terms and conditions of the Agreement and the applicable DST Service Exhibit.

Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, ALPS:

●	Does not maintain custody of any cash or securities.

●	Does not have the ability to authorize transactions.

●	Does not have the authority to enter into contracts on behalf of Fund.

●	Is not responsible for determining the valuation of Fund’s assets and liabilities.

●	Does not perform any management functions or make any management decisions with regard to the operation of Fund.

●	Is not Fund’s tax or legal advisor and does not provide any tax or legal advice.

●	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If ALPS allows Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from ALPS and/or (ii) issue instructions to ALPS via web portals or other similar electronic mechanisms hosted or maintained by ALPS or its agents (“Web Portals”):

●	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by Fund or Management or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by Fund shall not be effective until ALPS has confirmed receipt and execution of such change.

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●	ALPS grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. Fund will ensure that any use of access to any Web Portal is in accordance with ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

●	Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Fund will not remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

●	ALPS reserves all rights in ALPS systems and in the software that are not expressly granted to Fund hereunder.

●	ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; ALPS will endeavor to notify Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by ALPS are the responsibility of Fund and are subject to review and approval by Fund and Fund’s auditors, or tax preparers, as applicable and ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by ALPS.

4.	ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that ALPS may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in ALPS’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to Fund if they are made available to Fund online through ALPS’s Web Portal.

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 Certain information has been excluded from this exhibit because it (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Schedule B

Fees and Expenses

[Redacted]

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APPENDIX A

List of Funds

Fund Name	Class	Ticker
Hillman Value Fund	No Load	HCMAX

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APPENDIX B-1

SERVICE EXHIBIT

For

DIGITAL INVESTOR PLATFORM SERVICES

1.	Parties. This Service Exhibit is made by and between DST Systems Inc., Inc., a Delaware corporation (“DST”), and ALPS Series Trust, on behalf of the Hillman Value Fund (“Customer”). This Service Exhibit is an exhibit to the Master Agreement for DST Digital Solutions Services dated March 18, 2021 by and between DST and Customer (the “Agreement”). Any terms not defined in this Service Exhibit shall have the same meaning as the terms in the Agreement. This Service Exhibit expressly incorporates by reference and is subject to the Agreement. In the event of any conflict between the terms and conditions of the Agreement and the terms and conditions of this Service Exhibit, the terms and conditions of this Service Exhibit will control such conflict with respect to the services provided hereunder.

2.	Services. Customer has requested, and DST will provide Digital Investor Platform (“Digital Investor”) described in this Service Exhibit (the “Services”). The Services are further described in the Statement of Work for Digital Investor Platform Development (“SOW”), attached hereto.

3.	Destruction on Termination. Upon termination or expiration of this Service Exhibit, DST will:

a.	Return any written, printed, or tangible materials supplied to DST by Customer in connection with the development of the enhanced web functionality for Customer that include Customer data.
b.	Alternatively, with the written consent of Customer, DST may securely destroy any of the foregoing embodying Customer data (or the reasonably non-recoverable data erasure of computerized data) and, upon request, certify such destruction in writing by an authorized officer of DST supervising the destruction.

DST may retain documents as is necessary to comply with its own document retention policies or as required by applicable law, or by a governmental or regulatory agency or body, in which case all such retained documents shall continue to be subject to the terms of this Service Exhibit.

4.	Definitions. For purposes of this Exhibit, the following additional definitions shall apply (in addition to all other defined terms in the Agreement):

●	“Customer Web Site” shall mean the collection of electronic documents or pages residing on the computer system of Customer (or an Internet Service Provider (“ISP”) hired by Customer) connected to the Internet and accessible through the World Wide Web, where User may view information about the Funds and link to Digital Investor.

●	“OOB Authentication” shall mean the User “out of band” (OOB) authentication process, utilized by Digital Investor, whereby User authentication information is collected and transmitted, and User logon credentials (user name and password) are created, changed and reset and access to Digital Investor account data is managed using a two factor authentication method.

●	“Shareholder” shall mean the record owner or authorized agent of the owner of shares of a Fund.

5.	Acceptance Process. In accordance with a mutually agreed upon project milestones and timeline, Customer and DST will review and/or test each phase of the services and each deliverable contemplated by this Service Exhibit requiring acceptance within the period set forth within the SOW attached hereto.

6.	Project Changes. During this Service Exhibit Customer may request changes in Services (hereinafter collectively “Changes”). Any Changes agreed to by DST will be in writing signed by a duly authorized representative of each party, and function as an addendum to and be incorporated as part of the Service Exhibit. Changes may result in an increase or decrease in the fees for a project and/or adjustment of the delivery date as mutually agreed to by the parties and may require adjustments to the SOW or a separate SOW altogether. As part of its approval, DST may condition any Change on an increase in the payments to be made for the Services and a new work schedule if DST believes in good faith that such Change necessitates a change in the work schedule and DST will incur additional costs to implement such Change.

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7.	Deliverables. Customer acknowledges and agrees that it obtains no rights in or to any of the Deliverables other than as provided herein. Customer shall be entitled to use such Deliverables, as outlined in the SOW attached hereto, solely in conjunction with its use of the Services and shall not be used to connect Customer to any transfer agency system or any other person without DST’s prior written approval. Customer also agrees not to take any action which would mask, delete or otherwise alter any on-screen disclaimers of DST or its Affiliates (including electronic forms which Users are required to accept) and copyright, trademark and service mark notifications provided by DST or its Affiliates from time to time, or any “point and click” features relating to User acknowledgment and acceptance of such disclaimers and notifications.

8.	DST Responsibilities. The Services hereunder shall include:

●	Development Responsibilities. DST shall perform the Services to configure and implement certain enhanced web functionality on Customer’s website. Implementation will include the functions described more fully in the attached SOW.

●	On-going Support Responsibilities. DST will provide the following support and maintenance services:

i.	Maintaining the enhanced web infrastructure and associated disaster relief environments

ii.	Updates to the common enhanced web software as needed to maintain compatibility with API’s

iii.	Updates required by changes that DST chooses to make to the core enhanced web platform or hardware infrastructure that were not requested by Customer

iv.	Access to the DST help desk and other online support as required and above the DST support layer

v.	Ongoing research and development of new features, functions, and interfaces

vi.	Update as needed to maintain functionality with most recent browser updates as defined by the DST browser compatibility schedule

vii.	Updates as required to the Digital Investor main and disaster recovery environments

viii.	In connection with OOB Authentication:

a.	maintain User security profile information;

b.	receive and route User login requests to an authentication risk engine for evaluation, issuing challenge responses when risk factors are identified in login attempt;

c.	generate random authentication codes to be sent via Users’ registered contact methods, and require User to successfully enter valid authentication codes to gain access;

d.	during instances of time to time downtime for planned maintenance or unavailability of the authentication risk engine, continue authentication by issuing challenges to all Users attempting logins until the maintenance window or unavailability of the authentication risk engine has concluded.

9.	Customer Responsibilities. In addition to performing all customer responsibilities as set forth in the Agreement and this Service Exhibit, Customer shall be responsible for providing timely feedback, testing and approvals to DST in connection with the foregoing Services and shall provide DST with such other written instructions as DST may request from time to time relating to the performance of DST’s obligations hereunder.

10.	Fees. The fees payable to DST by Customer for the Services under this Service Exhibit are set forth on the Fee Schedule attached to this Service Exhibit.

Service Exhibit Term.

This Service Exhibit is executed and deemed effective as March 15, 2021(the “Service Exhibit Effective Date”). The initial term of this Agreement will be from the Service Exhibit Effective Date through March 31, 2024 (“Initial Term”). Thereafter, this Service Exhibit will automatically renew for two successive terms of two (2) years each, and subsequently automatically renew for a one (1) year term thereafter, unless either DST or Trust provides the other with a written notice of termination at least 90 calendar days prior to the commencement of any successive term. The Initial Exhibit Term and any Renewal Exhibit Term(s) are collectively referred to herein as the Service Exhibit Term. Nothing in this paragraph shall alter or affect either Party’s ability to terminate the Agreement and this Service Exhibit as set forth in the Agreement. Additionally, this Service Exhibit will terminate automatically upon the termination of the Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Service Exhibit to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

ALPS SERIES TRUST, on behalf of Hillman Value Fund	DST SYSTEMS, INC.

By: /s/ Bradley J. Swenson	By: /s/ Mike Sleightholme

Name: Bradley J. Swenson	Name: Mike Sleightholme

Title: President	Title: President

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APPENDIX B-2

STATEMENT OF WORK

Between

ALPS Series Trust, on behalf of the Hillman Value Fund

and

DST Systems, Inc.

Digital Investor Platform Development

This Statement of Work (“SOW”) shall be incorporated into and governed by the terms and conditions of the Master Agreement for DST Digital Solutions Services, between ALPS Series Trust, on behalf of the Hillman Value Fund (“Customer”) and DST Systems, Inc. (“DST”) dated March 18, 2021 and effective March 15, 2021 (the “Agreement”) and the Service Exhibit for Digital Investor Platform Services. Phrases defined in the Agreement or the Service Exhibit for Digital Investor Platform Services and used in this SOW have the same meaning when used here as they do when used in the Agreement or the Service Exhibit for Digital Investor Platform Services. In the event of any conflict between the terms and conditions of this SOW and the Agreement or Service Exhibit for Digital Investor, the terms and conditions of this SOW shall govern.

1.	Development Services

Digital Investor Platform Development Services will be based upon the elements mutually agreed to between Customer and DST, as set forth in the Initial Professional Service Schedule – Digital Investor Functions, and product specification documents. To assist with the development of the Digital Investor Platform, DST will be using standard components, functions, and business rules of Digital Investor Platform as a baseline for requirements and development. In some cases, excluding and/or removing functionality from the Digital Investor Platform standard components may be detrimental to the project from a cost or timeline perspective. As these functions are identified, they will be disclosed to Customer to determine whether the given functions should be included or excluded from scope with any impact to timeline or fee schedule.

Scope of Professional Services

Digital Investor Platform Professional Services are provided by DST and consists of implementation, configuration, consulting and other programming-related services (collectively “Professional Services”), as further described below, in connection with Customer’s use of the Digital Investor Web Site, FAN, and other DST products or systems.

The new Digital Investor screens and workflows will be compatible with existing DST FAN API services for access to recordkeeping system data and processes. Professional Services will allow the screens to be built to current design, coding and mobile accessibility standards, and to provide an enhanced end-user experience.

Customer’s Digital Investor web site will include all of the features and functionality listed in the Initial Professional Services Schedule, including the custom options listed. Wording and content changes on the site will be accommodated as reasonably requested by Customer in accordance with the platform requirements. For non-custom functions listed, Professional Services will develop the site per the production specifications for the Digital Investor Platform, incorporating Customer’s options, and styling and branding information.

DST and Customer may at any time agree to additions, deletions or modifications to Customer’s web site design via a Change Order.

Customer will be provided with an intake form to provide styling and branding information, such as high resolution logos, preferred fonts, colors, as well as disclaimer text, footer links, and other styling and customization data. Customer agrees to return the completed intake form within five (5) business days unless otherwise arranged.

Custom Options: For Landing Page and Asset Allocation, Professional Services will leverage industry practices and recommended Digital Investor screens and workflows. Estimates in the Fee Schedule attached hereto are based upon these industry practices, screens and workflows. This estimate includes one working design session plus a final review. Customer will give consideration to the Digital Investor recommended workflows and process as a solution for these requirements. Any material changes to the workflows or process will be discussed as part of these working sessions and will be mutually agreed upon by both Customer and Professional Services; Professional Services will assess any possible impact to project timeline and costs. Any changes to these workflows will follow the project change control process.

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Professional Services will perform testing of Customer’s platform to determine its (i) conformity with the standards of certain frequently used browsers; and (ii) mobile devices, in accordance with standard practices. Please note that responsive design is an approach to web design aimed at providing an optimal viewing experience across a very wide range of devices. Some functionality may contain data elements or screen structures (tables) that are not optimal for smaller screen sizes. These features will be functional but are optimized to the extent possible given the restrictions of the screen.

Change control for Professional Services will be governed by an industry standard change management process. In general, any revised and/or new workflows will be mutually agreed upon by Customer and Professional Services.

User Acceptance Testing. User Acceptance Testing (“UAT”) will be completed by Customer. DST agrees to provide resource allocations if necessary that are adequate to complete first round and second round (defect remediation testing) of testing per the project schedule.

Bug Tracking: Professional Services employs industry standard web-based bug tracking tools, project management, and workflow management (change control, release management). Customer as well as the UAT team will employ the bug tracking tool to report defects, request changes, and other project-related workflows.

The screens, workflows, and functions to be included in Digital Investor Platform- Initial Professional Services for Customer’s secure account access site are outlined in the Initial Professional Services Schedule.

2.	Advanced Bank Account Verification

If requested by Customer, DST will make available an advanced bank account validation service to replace the paper forms and related medallion guarantees in use currently. The advanced bank account validation service will be provided by a third party vendor in conjunction with the Digital Investor Platform. The bank account validation functionality will allow Users to verify a new bank account by providing a certain account information or credentials from their bank. DST will transmit such inquiry to vendor to evaluate User’s bank information. The terms of use associated with advanced bank account validation services will be incorporated in a separate service exhibit. In order to receive the advanced bank account verification service, Customer acknowledges and agrees that Customer and Users must agree to comply with the contract terms and conditions required by the vendor. For the avoidance of doubt, DST and the vendor are each independent entities and not employees, agents, partners, joint venturers or legal representatives of the other. DST disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from vendor’s delivery of the advanced bank validation services in connection with the Digital Investor Platform.

3.	MFA Authentication

DST will make available a digital User identity and access management service to authenticate Users in connection with additional services. Subject to the terms of Schedule II, DST together with a third party service provider will implement MFA Authentication security features enabling Users to enter contact information into a User security profile and establish a two-factor authentication method for access to account data, subject to terms set forth in Attachment A herto. Development of MFA Authentication will enable Users to configure or update MFA security profiles, including preferred method for MFA notifications, whereby a temporary one-time authentication code is sent to the User via SMS text message or email, which the User then enters into the application.

4.	Browser Support

DST will perform testing of Customer’s website to determine its (i) conformity with the standards of certain frequently used browsers; at the start of the project and then annually, if on-going support services are elected by Customer1; and (ii) its functionality on certain mobile devices. Such testing will be performed in accordance with DST’s E-Business Solutions Graded Browser Support standards.

[1]	Fees for on-going browser testing support will be as mutually agreed upon by the parties.

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5.   Web Analytics

If selected by Customer, the Web Analytics solution will employ a web-based analytics tracking tool on the platform. Web Analytics solution applies automated technology to generate reports on certain User behavior and interaction within the Digital Investor site at a demographic level. In addition to the rights and restrictions set forth in the Agreement and this SOW, with respect to the Web Analytics functionality of Digital Investor and collection of related data, Customer’s use of Web Analytics services may depend upon compliance with terms and conditions for integrated third party Web Analytics applications. Such third party terms and conditions may require, without limitation: i) incorporation of third party application privacy terms by reference into the privacy policy made available to Users on Customer’s Digital Investor web site; ii) provision by Customer to its Users of any legally required notice, or collection by Customer of any legally required User consent, for such data collection or use; and iii) Customer’s presentation of an opportunity to each User to opt out of the collection or use of data in connection with the Web Analytics services; in each case in compliance with applicable laws, to allow DST or applicable third party to collect and use such data in connection with providing Web Analytics services to Customer.

The Services included represent DST’s standard offering and do not include customization. If Customer requests changes to the Services then the parties agree to enter into a separate SOW and such Services may affect the established project timeline and fees in this SOW.

Term: This Statement of Work will commence on March 15, 2021 and shall continue until the completion of services described herein.

Fees. The fees payable to DST by Customer for the Services under this Statement of Work are set forth on the Statement of Work Fee Schedule attached hereto. Fees will be invoiced based upon mutually agreed project milestones. DST and Customer will work together to ensure that the estimated fee is not exceeded without prior consent. DST will notify Customer if DST believes that the estimated fee will be exceeded.

ALPS SERIES TRUST, on behalf of Hillman Value Fund	DST SYSTEMS, INC.

By: /s/ Bradley J. Swenson	By: /s/ Mik Sleighholme

Name: Bradley J. Swenson	Name: Mike Sleightholme

Title: President	Title: President

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STATEMENT OF WORK – INITIAL PROFESSIONAL SERVICES SCHEDULE

Digital Investor Functions

The following screens, workflows and functions are included in the Digital Investor Platform initial build:

Hillman Value Fund
Functionality List
Web Accessibility
WCAG 2.0 Level AA
Secured Account Access
Register New User
Secure Login
Advanced Authentication with Out of Band Authentication
Retrieve User ID
Reset Password
Account Inquiry
Display Portfolio Summary
Enhanced Portfolio Display (Hide Zero Balance Accounts, Set Portfolio Sort Order)
View Transaction History with Filtering
View Statements/Tax Forms/Confirmations
Consent for eDelivery
View Pending Transactions
Account Nicknames & Icons
Cost Basis
View Cost Basis Activity (Unrealized & Realized Gain/Loss)
Update Cost Basis Method ● Apply a single cost basis method to all investments ● Apply cost basis election to each investment
Beneficiary Information
View Beneficiary & Transfer on Death (TOD) Beneficiary
Bank Information
Bank Instructions (View/Delete)
Account Maintenance
Change Username
Change Password
Update Security Profile (SMS Number and/or E-mail for OOB)

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Contact Information
Address of Registration - View/Change
Telephone Number - View/Add/Change
Email Address - View/Add/Change
Distribution Options - View/Change
Messaging Framework
Informational Messages (Pre-Authentication)
Index Page Only
Additional Options
Operator ID
AWD Integration
Courtesy E-mails

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ATTACHMENT A TO DST STATEMENT OF WORK

Terms and Conditions

Multi-Factor Authentication Services

Multi-Factor Authentication Services. DST will provide SS&C Multi-Factor Authentication (“MFA”) as one of the services provided to Customer pursuant to the terms of the governing agreement (the “Master Agreement”) between Customer and DST. Any terms not defined in these Terms and Conditions shall have the same meaning as the terms in the Master Agreement. In the event of any conflict between the terms and conditions of the Master Agreement and these Terms and Conditions, the provisions of these Terms and Conditions will control such conflict with respect to the services provided hereunder.

1. Customers’ Services Subscription. DST grants Customer a limited, revocable, non-exclusive, nontransferable right to use certain services of ThreatMetrix, Inc. (“ThreatMetrix”) (the “ThreatMetrix Services”), and any other materials or intellectual property DST provides to Customer in connection with the ThreatMetrix Services (the “ThreatMetrix Materials”), solely for Customer’s own internal business purposes, namely: (i) identity verification; (ii) mitigation of financial and business risk; (iii) detection, investigation, assessment, monitoring and prevention of fraud and other crime; and/or (iv) compliance with anti-money laundering (AML), counter-terrorism financing (CTF), anti-bribery and corruption (ABC) and similar laws, after implementation and configuration of Customer’s website, and subject to the terms and conditions of this agreement. Customer shall not: (i) interfere with or disrupt the integrity or performance of the ThreatMetrix Services or the ThreatMetrix Services Data contained therein; or (ii) attempt to gain unauthorized access to the ThreatMetrix Services or their related systems or networks. “ThreatMetrix Services Data” shall include the following: any technology embodied or implemented in the ThreatMetrix Services or ThreatMetrix Materials; any computer code provided by ThreatMetrix for Customer’s website or computer network; any hosting environment made accessible by Customer for purposes of obtaining the ThreatMetrix Services; any suggestions, ideas, enhancement requests, or feedback related to the ThreatMetrix Services; any user device data, Internet Protocol (IP) addresses, anonymous device information, machine learning data, user data persistent in the ThreatMetrix network, device reports, or transaction histories; and any corollaries, associations, and ThreatMetrix conclusions pertaining to or arising out of any of the foregoing. Customer will provide ThreatMetrix Services Data to ThreatMetrix as may be necessary for ThreatMetrix to provide to Customer the ThreatMetrix Services. Customer will take such actions as may be legally and technically necessary to allow ThreatMetrix to collect ThreatMetrix Services Data Customer decides to receive in connection with the ThreatMetrix Services.

2. Legal Compliance. Customer will use, and Customer will require that Customer’s customers use, the ThreatMetrix Services in compliance with applicable law including, without limitation, those laws related to data privacy, international communications, and the transmission of technical or personal data. Without limiting the generality of the foregoing, Customer will be responsible for any notifications or approvals required from Customer’s customers or, if applicable, clients of Customer’s customers, arising out of any use of the ThreatMetrix Services including, without limitation, those relating to any computer code deposited on any device and any information secured from such customers or clients (or their respective devices). Customer also will be responsible for compliance with laws and regulations in all applicable jurisdictions concerning the data of Customer’s customers or clients of Customer’s customers.

3. Ownership. As against Customer, ThreatMetrix (and its licensors, where applicable) owns all right, title and interest, including all related intellectual property rights, in and to the ThreatMetrix Services and ThreatMetrix Materials, any software delivered to Customer, any hosting environment made accessible by Customer, any technology embodied or implemented in the ThreatMetrix Services and ThreatMetrix Materials, any computer code provided by ThreatMetrix for Customer’s particular website and computer network, and any ThreatMetrix Services Data. The ThreatMetrix name, the ThreatMetrix logo, and the product names associated with the ThreatMetrix Services are trademarks of ThreatMetrix or third parties, and no right or license is granted to use them. All rights not expressly granted to DST are reserved by ThreatMetrix and its licensors, and Customer shall have no rights which arise by implication or estoppel.

4. Limitations. The ThreatMetrix Services analyze the activities and other attributes of devices used in transactions, and provide information, including device reports generated by the ThreatMetrix Services (“Device Reports”), based on the data analyzed and the policies Customer defines. The ThreatMetrix Services provide information as to whether a device contains attributes which correlate to a device(s) used in a fraudulent transaction, but do not determine the eligibility of any individual for credit. Customer acknowledges and agrees that ThreatMetrix does not intend that the Device Reports, or any ThreatMetrix Materials, be considered consumer reports subject to the federal Fair Credit Reporting Act (“FCRA”). Customer represents that it will not use the Device Reports (or any other data provided by ThreatMetrix) for making credit eligibility decisions or for any other impermissible purpose listed in Section 604 of the FCRA (15 U.S.C. §1681b). In addition, Customer shall not, and shall not permit any representative or third party to: (a) copy all or any portion of any ThreatMetrix Materials; (b) decompile, disassemble or otherwise reverse engineer (except to the extent expressly permitted by applicable law, notwithstanding a contractual obligation to the contrary) the ThreatMetrix Services or ThreatMetrix Materials, or any portion thereof, or determine or attempt to determine any source code, algorithms, methods, or techniques used or embodied in the ThreatMetrix Services or any ThreatMetrix Materials or any portion thereof; (c) modify, translate, or otherwise create any derivative works based upon the ThreatMetrix Services or ThreatMetrix Materials; (d) distribute, disclose, market, rent, lease, assign, sublicense, pledge, or otherwise transfer the ThreatMetrix Services or ThreatMetrix Materials, in whole or in part, to any third party; or (e) remove or alter any copyright, trademark, or other proprietary notices, legends, symbols, or labels appearing on the ThreatMetrix Services or in any ThreatMetrix Materials.

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5. Indemnification. Customer shall indemnify and hold harmless ThreatMetrix and its licensors, and each of their respective officers, directors, employees, attorneys and agents from and against any and all claims, costs, damages, losses, liabilities and expenses (including attorneys’ fees and costs) arising out of or in connection with: (i) any claim alleging that use of any information or data provided by Customer, any of Customer’s customers, or any individual or entity whose information Customer has indicated should be used in connection with the ThreatMetrix Services, infringes the rights of, or has caused harm to, a third party; (ii) any refusal to process any action requested by a user of a device based on Customer’s use of any Device Reports provided to Customer by the ThreatMetrix Services or Customer’s use of the ThreatMetrix Services; or (iii) Customer’s failure to provide data to ThreatMetrix in the format prescribed by ThreatMetrix.

6. Limitation of Liability. THE THREATMETRIX SERVICES INCLUDING, WITHOUT LIMITATION, THE DEVICE REPORTS, AND ANY OTHER SERVICES, ARE PROVIDED AS IS. THREATMETRIX HEREBY DISCLAIMS ALL OTHER REPRESENTATIONS, WARRANTIES, OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED (EITHER IN FACT OR BY OPERATION OF LAW), OR STATUTORY, WITH RESPECT TO THE THREATMETRIX SERVICES AND THREATMETRIX MATERIALS INCLUDING, WITHOUT LIMITATION, ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT, AND ALL WARRANTIES THAT MAY ARISE FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, OR TRADE PRACTICE. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL THREATMETRIX’S AGGREGATE LIABILITY FOR ANY CLAIM OR COMBINATION OF CLAIMS EXCEED ONE HUNDRED UNITED STATES DOLLARS ($100). IN NO EVENT SHALL THREATMETRIX AND/OR ITS LICENSORS BE LIABLE TO ANYONE FOR ANY INDIRECT, PUNITIVE, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR OTHER DAMAGES OF ANY TYPE OR KIND (INCLUDING, BUT NOT LIMITED TO, LOSS OF DATA, REVENUE, PROFITS, USE OR OTHER ECONOMIC ADVANTAGE) ARISING OUT OF, OR IN ANY WAY CONNECTED WITH THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES INCLUDING, BUT NOT LIMITED TO, THE USE OR INABILITY TO USE THE SERVICES, THREATMETRIX MATERIALS, OR SUPPORT SERVICES, ANY INTERRUPTION, INACCURACY, ERROR OR OMISSION, REGARDLESS OF CAUSE, EVEN IF THREATMETRIX HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Third-Party Rights. This agreement confers rights and remedies upon ThreatMetrix. The parties may not modify or terminate this agreement without the prior written consent of ThreatMetrix.

8. Customer Acknowledgements. Customer acknowledges and agrees that DST has engaged ThreatMetrix, Inc. as a third party vendor to provide some or all of the services hereunder and that DST disclaims all liability for the performance of the vendor’s services and will not be liable with respect to any claims for losses, damages, costs or expenses which may result directly or indirectly from such vendor’s delivery of the services hereunder.

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